EXHIBIT 10.36

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made, entered into, and effective as of February 1, 2018 (“Effective Date”), by and between Cerebain Biotech Corp., a Nevada corporation (the “Company”), and Wesley Tate.

RECITALS

WHEREAS, COMPANY desires to benefit from Wesley Tate’s (the “Executive”) expertise and employ him as Executive Vice President, Chief Financial Officer and Chief Operating Officer and he is willing to accept such employment.

  NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:

AGREEMENT

1. Term and Duties.

The parties agree that this Agreement shall be for a term of thirty-six (36) months (“Termination Date”), subject to any severance payment as set forth in Section 7, hereunder. After the Termination Date, either party may terminate this Agreement by providing the other with thirty (30) days written notice of such termination. The Company hereby employs the Executive as Executive Vice President, Chief Financial Officer and Chief Operating Officer as of the Effective Date and he agrees to enter into and remain in the employ of the Company until this Agreement is terminated. The Executive shall faithfully and diligently perform all professional duties and acts as Executive Vice President and Chief Financial Officer as may be reasonably requested of him by the Company or its officers consistent with the function of an Executive Vice President, Chief Financial Officer and Chief Operating Officer of a similar biomedical company.

2. Duties & Covenants.

2.1 The Executive agrees to perform the services to the best of his ability. The Executive agrees throughout the term of this Agreement to devote sufficient time, energy and skill to the business of the Company and to the promotion of the best interests of the Company.

2.2 The Executive represents and covenants to the Company as follows:

(a) During and at any time after the employment with the Company and/or any of its divisions, subsidiaries and affiliates, the Executive shall not use, or disclose to any person, corporation, partnership or other entity whatsoever any confidential information, trade secrets, and proprietary information of the Company, its vendors, licensors, marketing partners or any of its clients learned by me at any time during my employment with the Company.

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(b) Upon ceasing to be an employee of the Company, The Executive shall immediately return all documents and notes including all copies thereof of any and all information and materials belonging or relating to the Company (whether or not such materials were prepared by the Company, The Executive or another person) and which are in my possession or over which I exercise any control.

(c) The Executive agrees that a violation of any provision of Paragraph 2.2(a) or 2.3(b) above will cause irreparable injury the Company. Accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining The Executive from violating, or continuing to violate, any such provision.

2.3 The Executive understands and agrees that the Company shall have exclusive rights to anything relating to the Company’s actual or prospective business which The Executive conceives or works on while employed by the Company. Accordingly, The Executive:

(a) shall promptly and fully disclose all such items to the Company and will not disclose such items to any other person or entity (other than employees of the Company authorized to review such information), without the Company’s prior consent;

(b) shall maintain on the Company’s behalf and surrender to the Company upon ceasing to be a Company all written records regarding all such items.

(c) shall, but without personal expense, fully cooperate with the Company and execute all papers and perform all acts requested by the Company to establish, confirm or protect its exclusive rights in such items or to enable it to transfer to such items together with any patents, copyrights, trademarks, service marks and /or trade names that may be accepted for and/or issued;

(d) shall, but without personal expense, provide such information and true testimony as the Company may request regarding such items including, without limitation, items which The Executive neither conceived nor worked on but regarding which have knowledge because of his employment by the Company; and

(e) hereby assigns to the Company, its successors and assigns, exclusive right, title and interest in and to all such items including, without limitation, any patents, copyrights, trademarks, service marks and/or trade names which have been of may be issued.

3. Compensation.

3.1 Subject to the termination of this Agreement as provided herein, the Company shall compensate The Executive for his services hereunder at an annual salary (“Salary”) of One Hundred Eighty-Seven Thousand Two Hundred Dollars ($187,200.00), payable in semi-monthly installments in accordance with the Company’s practices, less normal payroll deductions.

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3.2 In addition to the compensation set forth above, the Company shall periodically review The Executive’s performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period. Any such bonuses approved by the Company shall be paid to The Executive within 30 days of the grant thereof.

3.3 The Executive shall be entitled to a stock grant of 800,000 common restricted shares of the Company’s common stock, subject to the following vesting schedule:

% Vesting	Date of Vesting
20%	February 1, 2018
20%	January 1, 2019
20%	January 1, 2020
20%	January 1, 2021
20%	January 1, 2022

4. Incentive Bonus.

During the Employment Term, Executive shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. Executive shall have the opportunity to earn an annual target bonus (the “Annual Bonus”) to be determined by and measured against objective financial and operational criteria to be determined by the Board (or a committee thereof) of up to 50% percent of Base Salary upon the Company’s achievement of financial and operating metrics to be annually determined by the Board (or a committee thereof), Such annual incentive bonuses are payable to the Executive no later than 60 days following the close of the fiscal year.

5. Equity Incentives.

5.1 Option Award. The Board or any committee of the Board (the "Committee") appointed to administer the Company's Equity Incentive Plan, as may be amended from time to time (the "Stock Plan") shall award Executive as of the Effective Date, options to purchase shares of the Company’s common stock, $0.01 par value per share, having an exercise price equal to the common stock’s fair market value as determined by the Board or Committee as of the Effective Date, which options shall be subject to certain restrictions (the "Options Award"). The Options Award shall be granted pursuant to and shall be subject to all of the terms and conditions imposed upon such awards granted under the Stock Plan and shall be evidenced by an Incentive Stock Option Agreement in the form approved by the Board or Committee. As a condition to receiving the Options Award, Executive shall become party to the Stockholders Agreement as amended from time to time, by and among the Company and certain holders of the Company's securities, and, if requested, Executive shall also execute and deliver a letter in a form approved by the Company’s underwriters agreeing not to sell any shares of Company common stock during a customary period following the completion of an initial public offering of the Company’s common stock.

5.2 Discretionary Grants. In addition to the Options Award contemplated under this Section 5, at the sole discretion of the Board or the Committee, Executive shall be eligible for grants of stock options and other equity awards.

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5.3 Notwithstanding any other provision, in the event of a change in control, all equity awards (including, but not limited to, any options or stock grants made subsequent to the date of this Agreement) shall fully vest and be immediately exercisable. A change in control means the consummation after the date hereof of a transaction or series of related transactions that results in any person or group ("group" as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) acquiring (i) directly or indirectly by merger or otherwise more than 50% of the Company's securities entitled to vote in the election of directors, (ii) all or substantially all of the assets of the Company or (iii) the right to elect a majority of the members of the Company's Board of Directors.

5.4 Option to Have Company Repurchase Stock and Options. If Executive dies while employed, the Company shall, subject to any restrictions contained in any credit or similar agreements or that exist under the California Law, offer to purchase all of Executive’s stock and any outstanding options which are vested at the time of death. If the representative of the Executive's estate wishes to accept such offer, he or she shall request, within six (6) months of death, that the Board determine the fair market value of Executive’s interest in the Company. This value shall be communicated in writing to the representative, and the representative shall have thirty (30) days to accept or reject the valuation. If the valuation is rejected, the representative shall have no further rights to have the interest repurchased by the Company.

6. Employee Benefits.

6.1 Benefit Plans. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his position, subject to satisfying any applicable eligibility requirements.

6.2 Paid Time Off. Executive shall be entitled to paid time off in accordance with the Company's policies applicable to its senior executives, but in no event less than twenty days (as prorated for partial years), which paid time off may be taken at such times as Executive elects with due regard to the needs of the Company.

6.3 Perquisites. The Company shall provide the Executive all perquisites which other senior executives of the Company are generally entitled to receive.

6.4 Business and Entertainment Expenses. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

7. Severance.

7.1 If, and only if, this Agreement is terminated by The Executive pursuant to Section 7.3 or is terminated by the Company for a reason NOT set forth in Sections 7.2 herein, then the Company shall pay to The Executive severance in the amount equal to the number of months remaining to termination Date under Section 1 herein then payable pursuant to Section 3.1 herein, at the date of The Executive’s termination (the “Termination Salary”). The Company shall pay the Termination Salary to The Executive immediately subject to all state, federal, and local tax withholdings, as though The Executive were still employed by the Company.

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7.1.1 Notwithstanding the above, however, in the case of any reorganization of the Company, whereby the Company shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, and at such time The Executive is no longer employed by the Company and is owed a Termination Salary, then the Termination Salary shall become immediately due and payable to The Executive upon closing of such reorganization.

7.2 Upon the occurrence of any of the following events, the Company shall be entitled to terminate The Executive’s employment hereunder and the Company shall NOT be obligated to pay The Executive the Termination Salary:

7.2.1 The Executive voluntarily resigns or is voluntarily terminated.

7.2.2 The Executive is terminated by the Company for Cause. The following shall constitute “Cause” for purposes of this Agreement:

a. A willful act of dishonesty by The Executive involving theft of funds or assets;

b. The conviction of The Executive of a felony; or

c. Willful failure or refusal of The Executive to properly perform The Executive 's duties under this Agreement, other than any such failure resulting from The Executive’s exercise of business judgment or incapacity due to physical or mental illness;

7.2.3 For purposes of this paragraph 7.2.2, no act, or failure to act, on The Executive’s part shall be considered “willful” or “intentional” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omissions was in the best interest of the Company.

7.3 In the event that the Company modifies The Executive’s position as Executive Vice President and Chief Financial Officer without The Executive’s consent, and such modification of The Executive’s position involves a material reduction in The Executive’s duties and responsibilities, then The Executive may terminate this Agreement and the Company shall be required to pay The Executive the Termination Salary as set forth in Section 7.1.

8. Arbitration.

If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree that the dispute shall be arbitrated in Costa Mesa, California, before a single arbitrator, in accordance with the rules of either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Services, Inc./Endispute (“AJAMS/Endispute”). The selection between AAA and JAMS/Endispute rules shall be made by the claimant first demanding arbitration. The arbitrator shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms affects any such alteration or modification. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with the California Code of Civil Procedure, or equivalent. The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated in Paragraph 12 of this Agreement. The provisions of this Paragraph shall survive the termination of this Agreement.

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9. Notices.

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or delivered via facsimile, or Forty‑Eight (48) hours after deposit in the United States mail, postage prepaid, and sent certified or registered mail, return receipt requested, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to the Company:

Cerebain Biotech Corp.

600 Anton Blvd., Suite 1100

Costa Mesa, CA 92626

With a copy to:

The Law Offices of Craig V. Butler

300 Spectrum Center Drive

Suite 300

Irvine, CA 92618

Attn: Mr. Craig V. Butler

If to Wesley Tate

Wesley Tate

____________________

____________________

10. Assignment.

Subject to all other provisions of this Agreement, any attempt to assign or transfer this Agreement or any of the rights conferred hereby, by judicial process or otherwise, to any person, firm, company, or corporation without the prior written consent of the other party, shall be invalid, and may, at the option of such other party, result in an incurable event of default resulting in termination of this Agreement and all rights hereby conferred.

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11. Choice of Law.

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

12. Jurisdiction.

The parties submit to the jurisdiction of the Court of the State of California in and for the County of Orange, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

13. Entire Agreement.

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

14. Severability.

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

15. Captions.

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

17. Modification.

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

18. Waiver.

No waiver of any breach, covenant, representation, warranty or default of this Agreement by any party shall be considered to be a waiver of any other breach, covenant, representation, warranty or default of this Agreement.

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19. Interpretation

The terms and conditions of this Agreement shall be deemed to have been prepared jointly by all of the Parties hereto. Any ambiguity or uncertainty existing hereunder shall not be construed against any one of the drafting parties, but shall be resolved by reference to the other rules of interpretation of contracts as they apply in the State of California.

20. Taxes.

Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

21. Not for the Benefit of Creditors or Third Parties.

The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement. Under no circumstances shall any third party, who is a minor, be deemed to have accepted, adopted, or acted in reliance upon this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

"Company"		“Wesley Tate"

Cerebain Biotech Corp.		Wesley Tate

By:	/s/ Eric Clemons	/s/ Wesley Tate
Eric Clemons

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